Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kadant Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-67190, 333-48498, 333-102223, 333-142247 and 333-176371) on Form S-8 of Kadant Inc. of our reports dated March 18, 2015, with respect to the consolidated balance sheets of Kadant Inc. and subsidiaries as of January 3, 2015 and December 28, 2013, and the related consolidated statements of income, comprehensive income, cash flows and stockholders' equity for each of the years in the three-year period ended January 3, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of January 3, 2015, which reports appear in the January 3, 2015 annual report on Form 10-K of Kadant Inc.
/s/ KPMG LLP
Boston, Massachusetts
March 18, 2015